EXHIBIT (e)

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made as of this first day of March 2021 (the “Effective Date”) by and between each trust listed on Exhibit A hereto, each of which is a Massachusetts business trust (the “Trust”) having its principal place of business at Two International Place, Boston, MA 02110, and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) having its principal place of business at Three Canal Plaza, Suite 100, Portland, ME 04101.

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities and/or other instruments as listed on Exhibit A (each a “Fund” and collectively the “Funds”), having filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement (as defined below) on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Eaton Vance Management, a Massachusetts business trust, serves as the investment adviser to the Funds (the “Investment Adviser” or “Adviser”) and various sub-advisers serve as sub-adviser to the Funds;

WHEREAS, the Trust creates and redeems shares of beneficial interest (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting a Creation Unit, as such term is defined in the Registration Statement;

WHEREAS, the Shares of each Fund are or will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to serve as the principal underwriter with respect to the creation and redemption of Creation Units of each Fund, hold itself available to review and approve orders from Authorized Participants (as defined below) for such Creation Units in the manner set forth in the Trust’s Prospectus, and to enter into arrangements with broker-dealers who may purchase and redeem Creation Units (“Participant Agreements”);

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”) (the successor organization to the National Association of Securities Dealers, Inc.); and

WHEREAS, the Distributor desires to provide the services described herein to the Trust.

NOW THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.Appointment.

The Trust hereby appoints the Distributor to serve as the principal underwriter of the Funds with respect to the creation and redemption of Creation Units of each Fund listed in Exhibit A hereto, as may be amended by the Trust from time to time on written notice to the Distributor, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the federal securities laws and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2.Definitions.

Wherever they are used herein, the following terms have the following respective meanings:

(a)“Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

(b)“Registration Statement” means the registration statement (including the Prospectus) most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(c)All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement.

3.Duties of the Distributor

(a)       The Distributor agrees to serve as the principal underwriter of the Funds in connection with the review and approval of all orders for purchases and redemptions of Creation Units of each Fund from DTC Participants or participants in the Continuous Net Settlement System (“CNSS”) of the National Securities Clearing Corporation (the “NSCC Participants”) that have executed a Participant Agreement (the “Authorized Participants”) with the Distributor and Transfer Agent; provided, however, that nothing herein shall affect or limit the right and ability of the Transfer Agent or Custodian to accept Baskets through or outside the CNSS clearing processes of National Securities Clearing Corporation, and as provided in and in accordance with the Prospectus.  The Distributor acknowledges that validly submitted orders to purchase or redeem Creation Units on each day when the New York Stock Exchange is open for trading (“Business Day”) will be accepted by the Transfer Agent as set forth in the Prospectus.  The Distributor acknowledges that all orders for Creation Units must be received by the Transfer Agent no later than the close of regular trading on a Listing Exchange in order to receive the net asset value determined on the Business Day on which an order is placed with the Trust.  The Trust acknowledges that the Distributor shall not be obligated to approve any certain number of orders for Creation Units and nothing herein contained shall prevent the Distributor from entering into like distribution arrangements with other investment companies so long as such arrangements do not diminish the Distributor’s ability to perform the services hereunder.

(b)       The Distributor agrees to serve as principal underwriter of the Funds with respect to the continuous distribution of Creation Units of each Fund as set forth in the Prospectus.  The Distributor further agrees as follows: (i) at the request of the Trust and subject to review by the Trust prior to execution, the Distributor shall assist with the negotiation of Participation Agreements and, enter into and execute Participant Agreements by and among Authorized Participants and the Distributor, subject to acceptance by the Transfer Agent, for the purchase and redemption of Creation Units of the Funds, in accordance with the Prospectus; (ii) the Distributor shall approve and maintain copies of confirmations of Creation Unit purchase and redemption order acceptances; (iii) the Distributor shall make available copies of the Prospectus to purchasers of such Creation Units; and (iv) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent as designated by the Trust.

(c)The Distributor agrees to provide the Trust with an Authorized Participant contact list and consultation with respect thereto.

(d) All activities by the Distributor and its agents and employees pursuant to this Agreement will comply with the Prospectus, the instructions of the Trust, this Agreement and Declaration of Trust, any current and future exemptive orders received from the Commission or other regulatory body on which the Trust may rely, and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including FINRA and the Listing Exchanges. Except to the extent permitted by the any current and future exemptive orders received from the Commission or other regulatory body on which the Trust may rely, no distributor, promoter or affiliated person of the Trust, or any second-tier affiliate, will be an Authorized Participant or make a market in shares of interest of a Trust when issued and outstanding, unless permitted to do so by a Commission rule, other exemptive order or Commission Staff no-action letter.

(e)Except as otherwise noted in the Prospectus, the offering price for all Creation Units will be the aggregate net asset value of the Shares per Creation Unit of the relevant Fund, as determined in the manner described in the Prospectus.

(f)If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Creation Units will be approved by the Distributor except such unconditional orders as may have been placed with the Transfer Agent before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to approve orders for Creation Units on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(g)The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Prospectus or contained in publicly filed shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use.  The Distributor shall be entitled to rely on information provided to it by the Trust and its respective service providers, including the Adviser, reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Trust and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, by reason of its reckless disregard of its obligations and duties under this Agreement or otherwise not acting in accordance with the standards set forth herein.

(h)The Distributor shall ensure that all direct requests for Prospectuses, product descriptions, periodic fund reports and proxy voting policies, as applicable, are fulfilled.  In addition, the Distributor shall arrange to provide the Listing Exchanges with copies of Prospectuses and product descriptions to be provided to purchasers in the secondary market.  The Distributor will make it known in the brokerage community that Prospectuses and product descriptions are available, including by (i) advising the Listing Exchanges on behalf of its member firms of the same, (ii) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with FINRA, and (iii) as may otherwise be required by the Commission.  The Distributor shall not bear any costs associated with printing Prospectuses, other shareholder documents, marketing and advertising materials, and all other such materials provided by the Trust and its respective service providers.

(i)The Distributor agrees to make available, at the Trust’s request, one or more members of its staff (including senior staff members) either via telephone or in person, to attend meetings of the Board of Trustees of the Trust (the “Board” or “Board of Trustees”) in order to provide information with regard to the Distributor’s services hereunder and for such other purposes as may be requested by the Board including, without limitation, annual Section 15(c) responses, a quarterly Distributor update report and such other reporting materials as may be requested by the Board or Trust for periodic review.

(j)The Distributor shall: (i) review and approve as principal all marketing and advertising materials prepared by, or on behalf of, a Trust and provided to Distributor, for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials with FINRA as required by the 1933 Act and 1940 Act, and the rules promulgated thereunder, or other applicable rules or regulation, or as otherwise reasonably requested by the Trust or Adviser; and (ii) make available, use and maintain the Distributor’s proprietary internet-based marketing/advertising web portal (or such other/additional web portal made available by the Distributor) (“Web Portal”).  The parties anticipate that the uploading of marketing and advertising materials by Adviser, the review, comment and sign-off by Distributor, posting of FINRA comment and response letters and all other activities associated with the foregoing will generally occur through the Web Portal.  All such marketing and advertising materials must be approved, in writing or via the Web Portal, by the Adviser and Distributor prior to use.  In addition, the Distributor agrees that it shall use its best efforts to obtain from the Adviser, and the Trust agrees to use its best efforts to cause the Adviser to provide to Foreside, all marketing and advertising materials, including FINRA comment and response letters, in electronic format, and make such materials available via the Web Portal as soon as reasonably practicable after the Effective Date.

(k)The Distributor shall not offer any Shares and shall not accept any orders for the purchase or sale of Shares hereunder if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as a current prospectus as required by Section 10 of the 1933 Act is not on file with the Commission; provided, however, that nothing contained in this paragraph shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem or repurchase any Shares from any shareholder in accordance with provisions of the Prospectus or Registration Statement.

(l)If the Trust adopts any distribution and/or shareholder servicing plan(s) pursuant to Rule 12b-1 under the 1940 Act (the “Plan”), the Distributor shall enter into selling and/or investor servicing agreements (“Sales and Investor Services Agreements”) with various broker-dealers and any other financial institution exempt under federal or state securities laws from registration as a broker or dealer authorized by the Investment Adviser, consistent with applicable law and the Registration Statement, to sell Shares and provide services to shareholders.  The Distributor further agrees as follows: (i) the Distributor shall administer on behalf of the Trust any Plan(s) adopted by the Trust under Rule 12b-1; (ii) the Distributor shall, at its own expense, set up and maintain a system of recording payments of fees and reimbursement of expenses disseminated pursuant to this Agreement and other agreements related to any such Plan(s) and, pursuant to the 1940 Act, report such payment activity to the Trust at least quarterly; (iii) the Distributor shall receive from the Trust all distribution and shareholder servicing fees, as applicable, at the rate and to the extent payable under the terms and conditions set forth in any Plan(s) adopted by the Trust, applicable to the appropriate class of shares of each Portfolio, as such Plan(s) may be amended from time to time, and subject to any further limitations on such fees as the Board of Trustees may impose; and (iv) the Distributor shall pay, from the fees received from the Trust pursuant to any such Plan(s), all fees and make reimbursement of all expenses, pursuant to and in accordance with such Plan(s) and any and all Sales and Investor Services Agreements.  In no event shall Distributor pay any fees pursuant to any such Plan(s) until it has received payment of such fees from the Trust or the Investment Adviser.

(m)The Distributor shall work (i) with the Transfer Agent to review and approve orders placed by Authorized Participants and transmitted to the Transfer Agent; (ii) daily with the Custodian and/or Index Receipt Agent to reconcile Fund shares; and (iii) to undertake all such activities on a timely basis.

(n)The Distributor shall operate a call center on behalf of the Trust and provide personnel at its offices that are acceptable to the Trust to respond to telephone inquiries from Trust shareholders and prospective shareholders during such times as mutually agreed, which shall be no less than standard business hours on the East coast.  The Distributor shall keep records of shareholder telephone calls and correspondence and replies thereto, and of the lapse of time between receipt of such substantive telephone calls and correspondence and the making of replies.

(o)The Distributor has as of the date hereof, and shall at all times have and maintain, net capital of not less than that required by Rule 15c3-1 under the 1934 Act, or any successor provision thereto. In the event that the net capital of the Distributor shall fall below that required by Rule 15c3-1, or any successor provision thereto, the Distributor shall promptly provide notice to the Trust and the Adviser of such event.

(p) The Distributor agrees to maintain, and preserve for the periods prescribed by Rule 31a-2 under the 1940 Act, such records as are required to be maintained by Rule 31a-1(d) under the 1940 Act unless any such records are earlier surrendered as provided below.  The Distributor agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request by the Trust or Adviser; provided that Distributor may retain all records, or if permissible, copies of all records that it is required to maintain as a broker-dealer pursuant to applicable FINRA and SEC rules and regulations.  Records may be surrendered in either written or machine-readable form, at the option of the Trust or Adviser.  Upon the reasonable request of the Trust or Adviser, copies of any such books and records shall be provided by the Distributor.  The Distributor shall assist the Trust and its agents or, upon approval of the Trust, any regulatory or self-regulatory body, in any requested review of the Trust’s books and records, and reports by the Distributor, its independent accountants or other independent reviewer concerning its exchange traded products order processing system and such books, records, reports and system will be open to such entities for audit or inspection upon reasonable request.

(q)The Distributor agrees to maintain compliance policies and procedures (a “Compliance Program”) that are reasonably designed to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 of the 1940 Act) with respect to the Distributor’s services under this Agreement, and to provide any and all information with respect to the Compliance Program, including without limitation, information and certifications with respect to material violations of the Compliance Program and any material deficiencies or changes therein, as may be reasonably requested by the Trust’s Chief Compliance Officer or Board of Trustees.

(r) The Distributor shall provide certifications to the Trust upon reasonable request in order to assist the Trust in complying with certain rules under the 1940 Act (by way of example only, Rules 30a-2, 30a-3 and 38a-1) and in connection with the filing of certain Forms (by way of example only, Form N-CSR).

(s) The Distributor shall take reasonable steps to minimize service interruptions in the event of equipment failure, work stoppage, governmental action, communication disruption or other impossibility of performance beyond the Distributor’s control.  The Distributor shall enter into and shall maintain in effect at all times during the term of this Agreement a business continuity plan, including internal systems or arrangements with appropriate parties making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Trust and (ii) emergency use of electronic data processing equipment to provide services under this Agreement.  Upon reasonable request, the Distributor shall discuss with the Trust or the Trust’s Chief Compliance Officer any business continuity/disaster recovery plan of the Distributor and/or provide presentations regarding such plan.

(t) The Distributor shall at all times act in good faith and without negligence and agrees to exercise the care and expertise of a leading provider of distribution services in carrying out the provisions of this Agreement and use all reasonable efforts (or such higher standard set forth herein) in performing the services under this Agreement.

(u) The Distributor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(v) Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next business day, unless otherwise required by law.

4. Duties of the Trust.

(a)The Trust agrees to issue Creation Units of each Fund and to request DTC to record on its books the ownership of the Shares constituting such Creation Units in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the Index Receipt Agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite Baskets (together with any fees) and acceptance of such order, upon the terms described in the Prospectus.  The Trust may reject any order for Creation Units or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus.

(b)The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act.  The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus and product description as the Distributor may reasonably request.  The Trust will furnish to the Distributor copies of semi-annual reports and annual audited reports of the Trust’s books and accounts made by independent public accountants regularly retained by the Trust and such other publicly available information that the Distributor may reasonably request for use in connection with the distribution of Creation Units.  The Trust shall keep the Distributor informed of the jurisdictions in which the Trust has filed notice filings for Shares for sale under the securities laws thereof and shall promptly notify the Distributor of any change in this information.  The Distributor shall not be liable for damages resulting from the sale of Shares in unauthorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

5.Fees and Expenses.

(a)The Distributor shall be entitled to no compensation or reimbursement of expenses from the Trust for the services provided by the Distributor pursuant to this Agreement so long as the Investment Adviser is acting as investment adviser to the Trust and the Distributor is receiving compensation from the Investment Adviser related to its services hereunder or for additional services as may be agreed to between the Investment Adviser and Distributor. To the extent that the Trust has provided notice to, or received notice from, the Investment Adviser whereby the Investment Adviser will no longer be acting as Investment Adviser for the Trust, the Trust shall promptly notify the Distributor and the Trust agrees to pay the amount specified in the Distribution Services Agreement for the services hereunder effective starting with the date of Investment Adviser termination.

(b)The Trust shall bear all of its own costs and expenses, including: (i) the registration of the Shares for sale under the Securities Act; and (ii) the registration or qualification of the Shares for sale under the securities laws of the various States.

(c)The Distributor shall bear all of its own costs and expenses, including: (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) the expenses incurred by the Distributor in connection with routine FINRA filing fees.  In addition, the Distributor shall bear all other expenses incurred in connection with the services contemplated herein, except as specifically provided in this Agreement.

(d)Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust and the Investment Adviser with respect to any services not included under this Agreement, as may be agreed in writing by the parties from time to time.

6.Indemnification.

(a)Subject to the immediately following paragraphs, the Trust agrees to indemnify and hold harmless the Distributor, its affiliates and each of their respective directors, officers and employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Distributor Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) (“Losses”) arising out of or based upon (i) Distributor serving as distributor for the Trust pursuant to this Agreement; (ii) any claim that the Registration Statement, Prospectus, product description, shareholder reports, specifically approved by the Trust and Adviser or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus and product description, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law; (iii) the breach by the Trust of any obligation, representation or warranty contained in this Agreement; or (iv) the Trust’s failure to comply in any material respect with applicable securities laws.

The Trust will also not indemnify any Distributor Indemnitee with respect to any untrue statement or omission made in the Registration Statement, Prospectus, or product description that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such Losses at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation. In no case (i) is the indemnity of the Trust in favor of any Distributor Indemnitee to be deemed to protect the Distributor Indemnitee against any liability to the Trust or its shareholders to which the Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Section with respect to any claim made against any Distributor Indemnitee unless the Distributor Indemnitee shall have notified the Trust in writing of the claim at its principal offices within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Distributor Indemnitee (or after Distributor Indemnitee shall have received notice of service on any designated agent).

Failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to any Distributor Indemnitee against whom such action is brought unless failure or delay to so notify the Trust prejudices the Trust’s ability to defend against such claim. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Distributor Indemnitee, their officers, and to any controlling person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Distributor Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Creation Units or the Shares.

(b)The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Affiliates”) against any Losses arising out of or based upon (i) any wrongful act of the Distributor or any of its directors, officers, employees or affiliates in connection with its activities or obligations pursuant to this Agreement; (ii) the breach of any obligation, representation or warranty contained in this Agreement by the Distributor; (iii) the Distributor’s failure to comply in any material respect with applicable securities laws, including applicable FINRA regulations; or (iv) the Registration Statement, Prospectus,  product description, shareholder reports, any information or materials relating to the Funds (as described in section 3(g)) or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements not misleading, insofar as such statement or omission was made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor.

In no case (i) is the indemnity of the Distributor in favor of any Trust Affiliate to be deemed to protect any Trust Affiliate against any liability to the Trust to which the Trust Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section with respect to any claim made against any Trust Affiliate unless the Trust Affiliate shall have notified the Distributor in writing of the claim at its principal office within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust Affiliate (or after the Trust Affiliate shall have received notice of service on any designated agent).

Failure to notify the Distributor of any claim shall not relieve the Distributor from any liability that it may have to the Trust Affiliate against whom such action is brought unless failure or delay to so notify the Distributor prejudices the Distributor’s ability to defend against such claim. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust Affiliate or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust Affiliates, their officers and Trustees or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of any of the Creation Units or the Shares.

(c)No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of Section 6(a) or 6(b) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld.  No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(d) Notwithstanding anything contained herein to the contrary, neither party shall be liable for any indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or willful misconduct.

This Section 6 shall survive the termination of this Agreement.

7.Representations.

(a)The Distributor represents and warrants that (i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed under applicable law to carry out its services as contemplated herein; (ii) it is not affiliated with any Listing Exchanges; (iii) to the extent the terms are applicable to its role as Distributor under this Agreement, it will comply with any current and future exemptive orders received by the Trust from the Commission or other regulatory body; (iv) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (v) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound; (vi) it is and will remain registered as a broker-dealer under the 1934 Act and is a member of FINRA; (vii) it has in place and will continue to have in place compliance policies and procedures reasonably designed to prevent violations of the Federal Securities Laws as that term is defined in Rule 38a-1 under the 1940 Act; (viii) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; (ix) it will promptly provide written notice to the Trust in the event it is for any reason unable to perform any of its obligations under this Agreement; (x) it shall perform its duties hereunder in accordance with applicable law; (xi) it will promptly provide written notice to the Trust, to the extent it is legally permitted to do so, of any legal, regulatory or administrative proceedings that have been instituted, which would materially impair the Distributor’s ability to perform its duties and obligations under this Agreement; and (xii) the various procedures and systems which it has implemented in safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Distributor’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

(b)The Distributor and the Trust each individually represent that its anti-money laundering program (“AML Program”), at a minimum, (i) designates a compliance officer to administer and oversee the AML Program, (ii) provides ongoing employee training, (iii) includes an independent audit function to test the effectiveness of the AML Program, (iv) establishes internal policies, procedures, and controls that are tailored to its particular business, (v)  provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, and (vi) allows for appropriate regulators to examine its anti-money laundering books and records. Notwithstanding the foregoing, the Trust acknowledges that the Authorized Participants as U.S. registered broker-dealers are not “customers” for the purposes of 31 CFR 103.

(c)The Distributor and the Trust each individually represent and warrant that any Nonpublic Personal Information (“NPI”), as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “GLB Act”) (collectively, the “Privacy Laws”), disclosed hereunder is for the specific purpose of performing the services set forth in this Agreement, and with respect to such information, it will comply with the Privacy Laws.  Neither the Trust nor the Distributor shall disclose any NPI received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth herein or as otherwise permitted by Privacy Laws.  Furthermore, NPI shall be safeguarded pursuant to procedures adopted under Section 248.30 of Regulation S-P and any applicable state laws, including Section 17 of Chapter 201 of the Code of Massachusetts Regulations.  The foregoing will survive termination or expiration of this Agreement for so long as the Distributor continues to possess or have access to personal information related to the services provided under this Agreement.

(d)The Trust represents and warrants that (i) it is duly organized as a Massachusetts business trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) its Shares are registered under the 1933 Act and it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound; (v) the Registration Statement and each Fund’s Prospectus have been prepared, shall be prepared, in all materials respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the Commission (the “Rules and Regulations”), to the extent applicable; and (vi) the Registration Statement and each Fund’s Prospectus contain and at all times shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations; and (vii) none of the Registration Statement, any Fund’s Prospectus, shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund’s Prospectus in light of the circumstances in which made, not misleading. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by the Distributor for inclusion in any Fund’s Prospectus.

(e)The Trust represents to the Distributor that the Registration Statement filed by the Trust with the Commission with respect to the Trust has been prepared in conformity in all material respects with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the Commission thereunder.  The Trust will notify the Distributor promptly of any supplement or amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.  The Trust and the Investment Adviser shall not be responsible in any way for any information, statements or representations given or made by the Distributor or its representatives or agents other than such information, statements or representations as are contained in such Prospectus or Registration Statement, product description, or financial reports filed on behalf of the Trust or in any sales literature and advertisements.

8.Duration, Termination and Amendment.

(a)This Agreement shall be effective on the Effective Date, and unless terminated as provided herein, shall continue for two years from its effective date, and thereafter from year to year, provided such continuance is approved annually (i) by vote of a majority of the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment.  As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

(b)As soon as reasonably practicable following the termination or expiration of this Agreement, the Distributor agrees to transfer such records and related supporting documentation as are held by it under this Agreement to any replacement provider of the services or to such other person as the Trust may direct.  If directed by the Trust, the Distributor will provide the services hereunder until a replacement distributor is in place, for a reasonable period of time up to nine (9) months, subject to the terms of this Agreement, including compensation.  The Distributor will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as the Distributor customarily charges for such assistance.

(c) Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

(d)This Agreement may be amended only in writing signed by the parties hereto. No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

9.Notice.

All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses:

If to the Distributor:

Foreside Fund Services, LLC

Attn:   Legal Department

Three Canal Plaza, Suite 100

Portland, ME 04101

Facsimile: (207) 553-7151

Email: legal@foreside.com

If to the Trust:

Eaton Vance Management

Attn:  Maureen A. Gemma, Legal Department

Two International Place

Boston, MA 02110

Facsimile: 617-672-1305

Email:  mgemma@eatonvance.com

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also been sent for next business day delivery via an internationally recognized courier service with signature required for delivery, or (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.

10.Choice of Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York, without giving effect to the choice of laws provisions thereof.

11.Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.Severability.

If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, in order to effectuate the intended results of such invalid provisions.

13.Insurance.

The Distributor will maintain at its expense an errors and omissions insurance policy adequate to cover services provided by the Distributor hereunder.  Upon the Trust’s reasonable request, which in no event shall be more than once annually, the Distributor shall furnish to the Trust a summary of the Distributor’s applicable insurance coverage.  The Distributor shall promptly notify the Trust in writing of any material claims against it which would materially impair Distributor’s ability to perform its duties and obligations under this Agreement, whether or not covered by insurance.

14.Confidentiality.

During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party’s business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, “Confidential Information” means information belonging to one of the parties that is of value to such party and the disclosure of which could result in a competitive or other disadvantage to such party. Confidential Information includes, without limitation, transaction information with Authorized Participants (which is the Trust’s Confidential Information), financial information, proposal and presentations, reports, forecasts, inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities). Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known through lawful means, (ii) the information is disclosed to the other party by a third party not under an obligation of confidentiality to the party whose Confidential Information is at issue, or (iii) the information is independently developed by a party without reference to the other’s Confidential Information. The parties understand and agree that all Confidential Information shall be kept confidential by the other both during and after the term of this Agreement. Each party shall maintain commercially reasonable information security policies and procedures for protecting Confidential Information. The parties further agree that they will not, without the prior written approval by the other party, disclose such Confidential Information, or use such Confidential Information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of this Agreement and as provided by the other party or as required by law. Upon termination of this Agreement for any reason, or as otherwise requested by the Trust, all Confidential Information held by or on behalf of Trust shall be promptly returned to the Trust, or an authorized officer of the Distributor will certify to the Trust in writing that all such Confidential Information has been destroyed, provided that Distributor may retain Confidential Information that it is required to maintain as a broker-dealer pursuant to applicable FINRA and SEC rules and regulations.  This Section shall survive the termination of this Agreement.  Notwithstanding the foregoing, a party may disclose the other’s Confidential Information if (i) required by law, regulation or legal process or if requested by the Commission or other governmental regulatory agency with jurisdiction over the parties hereto or (ii) requested to do so by the other party; provided that in the event of (i), the disclosing party shall give the other party reasonable prior written notice of such disclosure to the extent reasonably practicable and shall reasonably cooperate with the other party (at such other party’s expense) in any efforts to prevent such disclosure.

In the event of any unauthorized use or disclosure by a party of any Confidential Information of the other party, the disclosing party shall promptly (i) notify the other party of the unauthorized use or disclosure; (ii) take all reasonable actions to limit the adverse effect on the other party of such unauthorized use or disclosure; and (iii) take all reasonable action to protect against a recurrence of the unauthorized use or disclosure.

15.Limitation of Liability.

The Distributor expressly acknowledges the provision in the Trust’s governing documents limiting the personal liability of the shareholders of the Trust and the Trustees of the Trust.  The Distributor hereby agrees that it shall have recourse only to the assets of the relevant Fund thereof for payment of claims or obligations as between the Trust and the Distributor arising out of this Agreement and shall not seek satisfaction from any shareholders or from the Trustees.  No Trust or Fund shall be responsible for obligations of any other Trust or Fund that is a party to this Agreement.

16.Use of Names; Publicity.

The Trust shall not use the Distributor’s name in any offering material, shareholder report, advertisement or other material relating to the Trust, other than for the purpose of merely identifying and describing the functions of the Distributor hereunder, in a manner not approved by the Distributor in writing prior to such use, such approval not to be unreasonably withheld.  The Distributor hereby consents to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority.

The Distributor shall not use the Trust’s name and “NextSharesTM”, “Eaton Vance” “NextSharesTM Fund Solutions” or Exchange-Traded Managed Fund in any offering material, shareholder report, advertisement or other material relating to the Distributor, other than for the purpose of merely identifying and describing the functions of the Trust hereunder, in a manner not approved by the Trust in writing prior to such use; provided, however, that the Trust shall consent to all uses of its name required by the Commission, any state securities commission, or any federal or state regulatory authority; and provided, further, that in no case shall such approval be unreasonably withheld.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

TRUST, as Listed in Exhibit A

By: /s/ Deidre E. Walsh

Name: Deidre E. Walsh

Title:  Vice President and not individually

FORESIDE FUND SERVICES, LLC

By: /s/ Mark Fairbanks

Name: Mark Fairbanks

Title: Vice President

EXHIBIT A

Eaton Vance NextShares Trust

•Eaton Vance Stock NextShares

•Eaton Vance Global Income Builder NextShares

Eaton Vance NextShares Trust II

•Eaton Vance TABS 5-to-15 Year Laddered Municipal Bond NextShares